Ace Cash Express, Inc.
1231 Greenway Drive, Suite 600
Irving, Texas 75038

April 20, 2004

Ace Cash Express, Inc.
1231 Greenway Drive, Suite 600
Irving, Texas 75038

Re:	Registration Statement No. 333-113668;
3,335,000 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

                    In connection with the registration by Ace Cash Express, Inc., a Texas corporation (the “Company”), of 3,335,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), of which up to 2,170,000 Shares are being offered by the Company (including up to 370,000 shares subject to the underwriters’ over-allotment option) (the “Company Shares”), and 1,165,000 Shares are being offered by certain shareholders of the Company (including up to 65,000 shares subject to the underwriters’ over-allotment option) (the “Selling Shareholder Shares”), under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on March 17, 2004 (File No. 333-113668), as amended by Amendment No. 1 filed on April 5, 2004, and Amendment No. 2 filed on April 20, 2004 (the “Registration Statement”), you have requested my opinion set forth below.

                    In my capacity as Senior Vice President and General Counsel of the Company, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter.

                    I am opining herein as to the effect on the subject transaction only of the Texas Business Corporation Act of the State of Texas, and I express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

                    Subject to the foregoing, it is my opinion that as of the date hereof:

          1.      The Company Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

          2.      The Selling Shareholder Shares have been duly authorized by all necessary corporate action of the Company, have been validly issued and are fully paid and nonassessable.

                    I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me contained under the heading “Validity of the Common Stock.”

Very truly yours,

/s/ Walter E. Evans

Walter E. Evans
Senior Vice President and General Counsel